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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 HELISYS, INC.

        PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

     HELISYS, INC., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies as follows:

     FIRST: The Certificate of Incorporation of the Corporation is amended by deleting Section 1 of Article 4 in its entirety and by substituting in lieu thereof the following:

         "Section 1.       Authorized Shares.  The Corporation shall be
          ---------        -----------------
       authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, consisting of (i) twenty million (20,000,000) shares of Common Stock, $0.001 par value per share, and (ii) five million (5,000,000) shares of Preferred Stock, $0.001 par value per share."

     SECOND: At a meeting of the Board of Directors of the Corporation held on December 5, 1997, the Board of Directors of the Corporation duly adopted resolutions setting forth the foregoing amendment to the Certification of Incorporation of the Corporation, declaring said amendment to be advisable and directing the foregoing amendment to the Certificate of Incorporation of the Corporation be considered at the Annual Meeting of the Stockholders of the Corporation to be held in February, 1998.

     THIRD: At the Annual Meeting of the Stockholders of the Corporation duly called and held on February 4, 1998, upon notice in accordance with Section 222 of the Delaware General Corporation Law, the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon voted in favor of the foregoing amendment to the Certificate of Incorporation of the Corporation.

     FOURTH. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of Incorporation to be executed and acknowledged by its President this 19th day of February, 1998.

                                         HELISYS, INC.

                                         By:   /s/  MICHAEL FEYGIN
                                             ----------------------------------
                                             Name:  Michael Feygin
                                             Title: Chairman, Chief Executive
                                                    Officer and Chief Technical
                                                    Officer